Exhibit 99

NEWS RELEASE

IMMEDIATE

Contact:          Roger R. Scotton
                  Vice President
                  Corporate Communications
                  XL Capital Ltd.
                  (441) 294-7165


                 XL CAPITAL TO CHANGE FISCAL YEAR TO DECEMBER 31

            Prior Periods Will Be Conformed to Include NAC Re Results
                                on a Pooled Basis

HAMILTON, Bermuda, (August 30, 1999) -- XL Capital Ltd ("XL" or the "Company") (NYSE: XL) announced today that, beginning with the 1999 fiscal year, it plans to change its fiscal year-end from November 30th to December 31st and its quarterly reporting periods to March 31, June 30, and September 30. The change will take effect so that the Company's third fiscal quarter of 1999 will end September 30, 1999.

"This change is being made to conform all operating units of XL into a common fiscal reporting structure," stated Robert R. Lusardi, XL's Executive Vice President and Chief Financial Officer. "Moving XL's fiscal year to a calendar basis brings the Company into alignment with most other insurance and financial service organizations and will also make it easier for XL's affiliates to meet their statutory filing requirements."

As a result of the change in year end, XL will amend and re-file its 1998 Annual Report on Form 10-K to reflect the change in fiscal year from November 30 to December 31 in order to conform to NAC Re's year end and to include NAC Re's results, in accordance with practice for mergers accounted for on a pooling basis. Similarly, XL will report on a pooled basis its results for the quarter and nine months ended September 30, 1999. Merger and other related charges principally resulting from XL's merger with NAC Re Corporation on June 18, 1999 will be included in the conformed results for the 1999 second quarter and nine months period.

XL plans to announce its results for the three and nine-month periods ended September 30, 1999 on Thursday, November 4th,

1999. Prior period statements will not be available before that date and the Company expects to complete all conformed re-statements and filings by November 30, 1999.

XL also intends to align its quarterly dividend payment dates to reflect the new fiscal reporting periods, beginning in 2000.

XL Capital Ltd, through its wholly-owned subsidiaries, including XL Insurance Ltd, XL Mid Ocean Reinsurance Ltd, XL Capital Products Ltd, The Brockbank Group plc and NAC Re Corp., provides insurance and reinsurance coverages and financial products worldwide. Following the completion of its merger with NAC Re Corp. in June 1999, XL had consolidated assets of approximately $14.1 billion and consolidated shareholders' equity of $5.6 billion. Additional information is available on the XL Capital web site:
http://www.xl-capital.com.


This press release contains forward-looking statements. Such statements are based on current plans, estimates and expectations. Accordingly, forward-looking statements involve inherent risks and uncertainties, and a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement, including, without limitation, changes in accounting policies concerning mergers and acquisitions and changes in the timing or amount of dividend payments depending on the financial condition and results of operations of the Company. XL undertakes no duty to update publicly any forward-looking statements contained herein in light of new information or future developments.